EXHIBIT (d)(vii)

SCHICK TECHNOLOGIES, INC.

EMPLOYEE STOCK OPTION AGREEMENT

THIS EMPLOYEE STOCK OPTION AGREEMENT (the “Option Agreement”) is made and entered into as of , by and between Schick Technologies, Inc., a Delaware
(Insert date)
corporation (the “Company”), and (the “Optionee”).
(Print Name)

THE COMPANY AND THE OPTIONEE AGREE AS FOLLOWS:

1. Grant of Option. On (the “Date of Option Grant”), the Company granted to the Optionee an option to purchase shares of common stock of the Company
(Insert number of options)

(the “Option”), in the manner and subject to the provisions of this Option Agreement and of the Schick Technologies Inc. 1996 Stock Option Plan. If the Optionee does not execute and return this Option Agreement to the Company within thirty (30) days of the date first written above, the Option shall terminate and be without further force and effect.

2. Exercise Price. The exercise price of the Option granted hereunder is $              (Twenty-Five Dollars and Ten Cents) per share.

3. Vesting Schedule. The Option granted hereunder shall vest in accordance with the following schedule: twenty-five percent (25%) thereof shall vest as of             ; an additional twenty-five percent (25%) thereof shall vest as of             ; an additional twenty-five percent (25%) thereof shall vest as of             ; and the final twenty-five percent (25%) thereof shall vest as of             .

4. Exercisability. No portion of the Option granted hereunder may be exercised prior to the date on which such portion is fully vested.

5. Exercise of the Option.

(a) Method of Exercise. Exercise of the Option must be by written notice to the Company which must state the election to exercise the Option, the number of shares for which the Option is being exercised and such other representations and agreements as may be required by the Company, in its sole discretion. The written notice must be signed by the Optionee and must have been delivered in person or by certified or registered mail, return receipt requested, or by facsimile transmission, to an authorized representative of the Company, prior to the termination of the Option, accompanied by full payment of the exercise price for the number of shares being purchased.

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(b) Payment of Exercise Price.

(i) Forms of Payment Authorized. Payment of the exercise price for the number of shares for which the Option is being exercised shall be made by one of the following methods: (A) in cash, by check, or cash equivalent; or (B) by Immediate Sales Proceeds, i.e., the assignment in form acceptable to the Company of the proceeds of a sale of some or all of the shares acquired upon the exercise of the Option pursuant to a program and/or procedure approved by the Company.

(ii) Amendment, Rescission or Modification of Authorized Forms of Payment. The Company reserves the right, at any and all times, to amend, modify or rescind, in its sole discretion, any of the methods provided for payment of the exercise price.

(c) Taxes and Tax Withholding.

(i) THE OPTIONEE IS STRONGLY URGED AND CAUTIONED TO CONSULT WITH THE OPTIONEE’S OWN TAX ADVISORS REGARDING THE TAX EFFECTS OF THE OPTION, THE REQUIREMENTS NECESSARY TO OBTAIN FAVORABLE INCOME TAX TREATMENT, AND THE TAX CONSEQUENCES OF ANY OPTION EXERCISE.

(ii) At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes payroll withholding and otherwise agrees to make adequate provision for foreign, federal and state tax withholding obligations of the Company, if any, which arise in connection with the Option.

(d) Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations.

(e) Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

6. Termination of the Option. The Option shall terminate and may no longer be exercised on the first to occur of (a) the date which is ten (10) years following the Date of Option Grant (the “Option Term Date”), (b) the last date for exercising the Option following termination of employment as described in paragraph 7 below, or (c) the dissolution, liquidation, sale or merger of the Company, with the exception of the consummation of the transaction by and between the Company and Blitz 05-118 GmbH, a corporation organized under the laws of the Federal Republic of Germany (“Sirona”) and a wholly owned subsidiary of Sirona Holdings Luxco S.C.A., a société en commandite par actions, organized under the laws of the Grand Duchy of Luxembourg (“Luxco”).

7. Termination of Employment.

(a) Termination Other Than by Death or Disability. Except as otherwise provided below, if the Optionee ceases to be an employee of the Company for any reason (except death or disability within the meaning of section 422(c) of the Code):

(i) All of Optionee’s Options which are unvested as of the date on which the Optionee ceased to be an employee shall automatically terminate;

(ii) All of the Options which are vested and unexercised as of the date on which the Optionee ceased to be an employee shall automatically terminate three (3) months after the date on which the Optionee’s employment terminated, and may only be exercised by the Optionee within that three (3) month period, but in no event later than the Option Term Date.

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(b) Termination by Death or Disability. Except as otherwise provided below, if the Optionee ceases to be an employee of the Company because of the death or disability of the Optionee within the meaning of section 422(c) of the Code:

(i) All of Optionee’s Options which are unvested as of the date on which the Optionee ceased to be an employee shall automatically terminate;

(ii) All of the Options which are vested and unexercised as of the date on which the Optionee ceased to be an employee shall automatically terminate twelve (12) months from the date on which the Optionee’s employment terminated, and may only be exercised by the Optionee (or the Optionee’s legal representative) within that twelve (12) month period, but in no event later than the Option Term Date.

The Optionee’s employment shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee’s termination of employment.

(c) Cancellation of Option After Termination. Notwithstanding the provisions of paragraphs 7(a) and (b), the Board may at any time after the Optionee’s termination of employment cancel the Option with respect to all or a portion of the shares which are exercisable under the Option, if the Board finds or has found that the Optionee: (i) Is engaging, or has engaged, in willful, deliberate or gross misconduct toward the Company;(ii) Is violating, or has violated, the terms of any confidentiality agreement or obligation between the Optionee and the Company;(iii) Has accepted such employment that could result in the compromising of any confidentiality agreement or obligation between the Optionee and the Company; or (iv) Has been terminated for Cause, as such term is defined by the Board, in its sole discretion.

(d) Employee Defined. For purposes of this paragraph 7, the term “employee” shall mean any person, including officers and directors, employed by the Company or performing services for the Company as a director, consultant, advisor or other independent contractor. The Optionee’s employment shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee serves as an employee, provided that there is no interruption or termination of the Optionee’s service as an employee.

(e) Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth above could subject the Optionee to suit under Section 16(b) of the Exchange Act, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of employment, or (iii) the Option Term Date. The Company makes no representation as to the tax consequences of any such delayed exercise. The Optionee is strongly urged and cautioned to consult with the Optionee’s own tax advisors as to the tax consequences to the Optionee of any such delayed exercise.

(f) Leave of Absence. For purposes hereof, the Optionee’s employment with the Company shall not be deemed to terminate if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company of ninety (90) days or less. In the event of a leave in excess of ninety (90) days, the Optionee’s employment shall be deemed to terminate on the ninety-first (91st) day of the leave unless the Optionee’s right to reemployment with the Company remains guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company (or required by law) a leave of absence shall not be treated as employment for purposes of determining the Optionee’s Vested Percentage.

8. Status of the Option. This Option is intended to be an incentive stock option as described in section 422 of the U.S. Internal Revenue Code, but the Company does not represent or warrant that this Option qualifies as such. THE OPTIONEE IS STRONGLY URGED AND CAUTIONED TO CONSULT WITH THE OPTIONEE’S OWN TAX ADVISORS REGARDING THE TAX EFFECTS OF THE OPTION, THE REQUIREMENTS NECESSARY TO OBTAIN FAVORABLE INCOME TAX TREATMENT, AND THE TAX CONSEQUENCES OF ANY OPTION EXERCISE.

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9. Administration. All questions of interpretation concerning this Option Agreement shall be determined by the Board of Directors of the Company (the “Board”) and/or by a duly appointed committee of the Board having such powers as shall be specified by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option.

10. Non-Transferability of the Option. The Option may be exercised during the lifetime of the Optionee only by the Optionee and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent unexercised and exercisable by the Optionee on the date of death, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

11. Effect of Change in Stock Subject to the Option. Appropriate adjustments shall be made in the number, exercise price and class of shares of stock subject to the Option in the event of a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Company may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the number of shares and the exercise price shall be adjusted in a fair and equitable manner, as determined by the Board.

12. Rights as a Stockholder or Employee. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate or certificates for the shares for which the Option has been exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued. Nothing in the Option shall confer upon the Optionee any right to continue in the employ of the Company or interfere in any way with the ability of the Company to terminate the Optionee’s employment at any time.

13. Legends. The Company may at any time place legends referencing or relating to any applicable federal, state or foreign securities law restrictions on the certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this paragraph.

14. Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

15. Termination or Amendment. The Board, including any duly appointed committee of the Board, may terminate or amend the Plan and/or the terms of the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such amendment is required, in the opinion of the Board, to enable the Option to qualify as an Incentive Stock Option.

16. Integrated Agreement. This Option Agreement constitutes the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company other than those set forth herein. To the extent contemplated herein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

17. Applicable Law. This Option Agreement shall be governed by the laws of the State of New York.

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18. Agreement with all Terms of the Option Agreement and Board Interpretations. The Optionee acknowledges and agrees to the terms and provisions of this Option Agreement, and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee also acknowledges and agrees that all options previously granted by the Company to the Optionee are subject to, and governed by, the terms and provisions of this Option Agreement.

The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement or concerning this or any previous grant of options by the Company to Optionee.

SCHICK TECHNOLOGIES, INC.

By (sign):

Name: Jeffrey T. Slovin

Title: President and CEO

OPTIONEE

Sign:

Print Name:

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